Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
November 9, 2007	Russ Stolle	John Heskett
The Woodlands, TX	(281) 719-6624	(801) 584-5768
NYSE: HUN

HUNTSMAN RELEASES 2007 THIRD QUARTER RESULTS

THIRD QUARTER ADJUSTED DILUTED INCOME FROM CONTINUING OPERATIONS WAS $0.26 PER SHARE AS COMPARED TO $0.30 PER SHARE IN PRIOR YEAR PERIOD

Third Quarter 2007 Highlights

•                  Revenues for the third quarter of 2007 were $2,480.0 million, as compared to $2,313.1 million for the third quarter of 2006.

•                  Third quarter 2007 net loss was $150.0 million or $0.68 loss per diluted share as compared to net loss of $182.3 million or $0.78 loss per diluted share for the same period in 2006.  Adjusted net income from continuing operations for the third quarter of 2007 was $61.1 million or $0.26 per diluted share as compared to $70.1 million or $0.30 for the same period in 2006.

•                  Adjusted EBITDA from continuing operations for the third quarter of 2007 was $223.1 million compared to $230.4 million for the same period in 2006.

Summarized earnings are as follows:

	Three months ended September 30,		Nine months ended September 30,
In millions, except per share amounts	2007	2006	2007	2006
Net (loss) income	$(150.0)	$(182.3)	$(174.3)	$149.6
Adjusted net income from continuing operations	$61.1	$70.1	$190.3	$214.6

Diluted (loss) income per share	$(0.68)	$(0.78)	$(0.79)	$0.64
Adjusted diluted income per share from continuing operations	$0.26	$0.30	$0.82	$0.92

EBITDA	$7.9	$13.6	$272.5	$794.1
Adjusted EBITDA from continuing operations	$223.1	$230.4	$708.4	$775.1

See end of press release for important explanations

•                  On October 16, 2007, our stockholders voted to approve the merger agreement with Hexion Specialty Chemicals, Inc.  Under the terms of the merger agreement, Hexion will acquire all of our outstanding common stock for $28.00 per share in cash.  The agreement also provides that the cash price per share to be paid by Hexion will increase at the rate of 8% per annum (inclusive of any dividends paid) beginning April 6, 2008, if the merger has not occurred prior to such date.  The transaction remains subject to customary closing conditions, including regulatory approval in the U.S. and Europe.

•                  On August 1, 2007, we completed the sale of our U.S. polymers business and on November 5, 2007, we completed the sale of our U.S. Base Chemicals business, to Flint Hills Resources.  In connection with the sales we received approximately $770 million in proceeds which we are using to repay our indebtedness.  Financial results of this business will be classified as discontinued operations beginning in the fourth quarter 2007.  During the third quarter 2007, this business recorded an Adjusted EBITDA loss of $13.3 million or an estimated $0.05 loss per diluted share

Peter R. Huntsman, President and CEO, stated:

“With the exception of our Pigments business which was negatively impacted by the recent slow down in the North America residential construction sector, each of our continuing differentiated businesses recorded improvement in EBITDA as compared to the third quarter of 2006.  This performance demonstrates the continued underlying growth and geographic diversity of our new product portfolio.

“With the closing of the sale of our U.S. Base Chemicals to Flint Hills Resources on November 5th, we have now completed the divestitures of our commodity petrochemical businesses.  These sales generated excellent value for our shareholders as they resulted in approximately $1.7 billion in cash which was used to repay our debt and increase our liquidity.

“I am pleased that our shareholders have approved our plan to merge with Hexion.  We are working diligently to satisfy all closing conditions and while we are not able at this time to estimate when regulatory approvals will be received, both Huntsman and Hexion have made receipt of these approvals a priority and we expect closure of the merger to follow soon after they are received.”

Huntsman Corporation

Operating Results

	Three months ended September 30,		Nine months ended September 30,
In millions, except per share amounts	2007	2006	2007	2006
Revenues	$2,480.0	$2,313.1	$7,284.5	$7,001.1
Cost of goods sold	2,090.6	1,965.0	6,123.4	5,899.7
Gross profit	389.4	348.1	1,161.1	1,101.4
Operating expenses	264.3	209.8	768.7	501.3
Restructuring, impairment and plant closing costs	9.1	3.6	33.5	20.7
Operating income	116.0	134.7	358.9	579.4
Interest expense, net	(71.5)	(83.4)	(215.3)	(264.8)
Loss on accounts receivable securitization program	(7.5)	(3.3)	(16.5)	(9.2)
Equity in income of investment in unconsolidated affiliates	1.6	0.5	8.9	2.6
Other non-operating expense	(207.4)	(13.0)	(209.5)	(12.9)
(Loss) income from continuing operations before income taxes and minority interest	(168.8)	35.5	(73.5)	295.1
Income tax benefit (expense)	13.5	17.5	9.1	(14.8)
Minority interest in subsidiaries’ loss (income)	2.9	(0.4)	13.6	(1.1)
(Loss) income from continuing operations	(152.4)	52.6	(50.8)	279.2
Income (loss) from discontinued operations, net of tax(1)	2.4	(242.1)	(117.0)	(187.3)
Extraordinary gain (loss) on the acquisition of a business, net of tax(2)	—	7.2	(6.5)	57.7
Net (loss) income	$(150.0)	$(182.3)	$(174.3)	$149.6

Net (loss) income	$(150.0)	$(182.3)	$(174.3)	$149.6
Interest expense, net	71.5	83.4	215.3	264.8
Income tax (benefit) expense	(13.5)	(17.5)	(9.1)	14.8
Depreciation and amortization	96.3	91.3	291.9	273.9
Income taxes, depreciation and amortization included in discontinued operations(1,3)	3.6	38.7	(51.3)	91.0
EBITDA(3)	$7.9	$13.6	$272.5	$794.1

Adjusted EBITDA - continuing operations(3)	$223.1	$230.4	$708.4	$775.1

Basic (loss) income per share	$(0.68)	$(0.83)	$(0.79)	$0.68
Diluted (loss) income per share	$(0.68)	$(0.78)	$(0.79)	$0.64
Adjusted diluted income per share from continuing operations(3)	$0.26	$0.30	$0.82	$0.92

Common share information:
Basic shares outstanding	221.0	220.6	220.9	220.6
Diluted shares	221.0	233.2	220.9	233.1
Diluted shares for adjusted diluted income per share from continuing operations	232.9	233.2	232.2	233.1

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended September 30,		Nine months ended September 30,
In millions	2007	2006	2007	2006
Segment Revenues:
Polyurethanes	$974.4	$885.4	$2,824.6	$2,619.6
Materials and Effects	594.9	565.5	1,806.0	1,223.9
Performance Products	590.2	499.6	1,690.5	1,552.9
Pigments	271.1	278.3	834.5	813.1
Polymers	—	—	—	—
Base Chemicals	134.9	90.6	408.8	888.5
Eliminations and other	(85.5)	(6.3)	(279.9)	(96.9)
Total from continuing operations	2,480.0	2,313.1	7,284.5	7,001.1
Discontinued operations (1)	134.4	1,084.2	880.4	2,927.7
Total	$2,614.4	$3,397.3	$8,164.9	$9,928.8

Segment EBITDA(3):
Polyurethanes	$172.8	$134.9	$449.7	$474.6
Materials and Effects	48.6	45.8	158.2	114.9
Performance Products	48.0	37.0	153.3	165.4
Pigments	(0.4)	26.3	45.0	91.4
Polymers (4)	12.0	29.1	(194.5)	104.7
Base Chemicals	(14.5)	(215.2)	19.9	(62.3)
Corporate and other	(258.6)	(44.3)	(359.1)	(94.6)
Total	$7.9	$13.6	$272.5	$794.1

Segment Adjusted EBITDA(3) :
Polyurethanes	$172.8	$135.8	$450.7	$465.3
Materials and Effects	52.8	47.2	176.8	118.3
Performance Products	47.9	38.1	159.9	166.5
Pigments	3.7	26.1	47.6	93.8
Polymers	—	—	—	—
Base Chemicals	(13.3)	(3.2)	(12.0)	32.1
Corporate and other	(40.8)	(13.6)	(114.6)	(100.9)
Total from continuing operations	223.1	230.4	708.4	775.1
Discontinued operations (1)	1.9	73.1	38.4	182.3
Total	$225.0	$303.5	$746.8	$957.4

See end of press release for footnote explanations

Three Months Ended September 30, 2007 as Compared to Three Months Ended September 30, 2006

Revenues for the three months ended September 30, 2007 increased to $2,480.0 million from $2,313.1 million during the same period in 2006.  Revenues increased in our Polyurethanes and Performance Products segments due to higher average selling prices and higher sales volumes.  Revenues increased in our Materials and Effects segment due to higher average selling prices.  Revenues increased in our Base Chemicals segment due to higher sales volumes.  Revenues decreased in our Pigments segment due to lower sales volumes and lower average selling prices.

For the three months ended September 30, 2007, EBITDA was $7.9 million, as compared to $13.6 million in the same period in 2006.  Adjusted EBITDA from continuing operations for the three months ended September 30, 2007 was $223.1 million, as compared to $230.4 million for the same period in 2006.

Polyurethanes

The increase in revenues in the Polyurethanes segment for the three months ended September 30, 2007 compared to the same period in 2006 was due to higher average selling prices and higher sales volumes.    PO and co-product MTBE average selling prices increased due to improved demand.  MDI sales volumes increased 4% primarily as the result of strong demand in insulation-related applications, in particular Europe and Asia, partially offset by lower volumes in certain residential construction related end markets in North America.  MDI average selling prices increased 7% primarily in response to increased raw material costs and as a result of the strength of major European currencies versus the U.S. dollar.

The increase in EBITDA in the Polyurethanes segment was primarily the result of higher PO and co-product MTBE margins as higher average selling prices more than offset higher raw material costs.  In MDI the increased volume and higher average selling prices discussed above more than offset higher raw material costs and costs related to the downtime at our joint venture MDI facility in China.

Materials and Effects

The increase in revenues in the Materials and Effects segment for the three months ended September 30, 2007 compared to the same period in 2006 was due to higher average selling prices partially offset by lower sales volumes.  Average selling prices increased due to the strength of major European currencies versus the U.S. dollar and price increase initiatives in certain markets and regions.  Sales volumes decreased 5% in our advanced materials business partially offset by a 5% increase in our textile effects business.  The advanced materials business contributed $358.2 million in revenue for the three months ended September 30, 2007, while the textile effects business contributed $236.7 million revenues for the same period.

The increase in EBITDA in the Materials and Effects segment was primarily due to higher revenues discussed above and lower SG&A costs which were partially offset by higher raw material costs and higher manufacturing costs.  The advanced materials business contributed $39.1 million of EBITDA for the three months ended September 30, 2007, while the textile effects business contributed $9.5 million for the same period.  During the three months ended September 30, 2007 the Materials and Effects segment recorded restructuring, impairment and plant closing costs of $4.2 million in textile effects as compared to $1.4 million for the same period in 2006.

Performance Products

The increase in revenues in the Performance Products segment for the three months ended September 30, 2007 compared to the same period in 2006 was the result of an 11% increase in sales volumes and 7% increase in average selling prices.  The increase in sales volumes was primarily attributable to higher demand in our performance specialties and performance intermediates product groups due to stronger demand. Average selling prices increased primarily due to the strength of major European and Australian currencies against the U.S. dollar and favorable market conditions.

The increase in EBITDA in the Performance Products segment was primarily due to the higher revenues discussed above, partially offset by higher raw materials and manufacturing costs.  In addition, the 2006 period benefited from insurance proceeds received for damages resulting from the 2005 U.S. Gulf Coast storms.

Pigments

The decrease in revenues in the Pigments segment for the three months ended September 30, 2007 compared to the same period in 2006 was primarily due to a 2% decrease in sales volumes and a 1% decrease in average selling prices.  Sales volumes decreased primarily due to lower production volumes which resulted primarily from planned downtime for project and engineering work at a number of our facilities worldwide. Average selling prices decreased in local currencies in North American due to reduced customer demand primarily in coatings and construction related end market and in Europe due to increased competition, partially offset by the strength of major European currencies against the U.S. dollar.

The decrease in EBITDA in the Pigments segment was primarily due to decreased sales volumes and the lower local currency average selling prices in Europe and North America.  In addition, manufacturing costs were higher due to the strength of the major European currencies versus the U.S. dollar and the impact of lower production volumes.

Polymers

On August 1, 2007 we completed the sale of the majority of the assets that comprise our Polymers segment to Flint Hills Resources.  Results from our U.S. polymers business have been classified as a discontinued operation.  Results from our Australian polymers business are now included in the Corporate and Other segment.

The decrease in EBITDA in the Polymers segment was the result of the sale of this business on August 1, 2007.

Base Chemicals

The increase in revenues in the Base Chemicals segment for the three months ended September 30, 2007 compared to the same period in 2006 was primarily the result of higher sales volumes primarily attributable to increased resale volumes of purchased olefins, partially offset by a decrease in average selling prices primarily attributable to lower aromatics pricing.

The increase in EBITDA in the Base Chemicals segment was primarily the result of a decrease in impairment charges.  During the three months ended September 30, 2006, we recorded a $260.2 million asset impairment related to the sale of our European Base Chemicals and Polymers business as compared to nil in the 2007 period.  Also, during the three months ended September 30, 2006 our discontinued European Base Chemicals business, which was sold on December 29, 2006, reported $48.5 million of EBITDA.

On November 5, 2007, we completed the sale of our Base Chemicals business to Flint Hills Resources and received proceeds of approximately $415 million, subject to a post-closing inventory adjustment.  Beginning in fourth quarter 2007 this will be classified as a discontinued operation and we expect to record a pre-tax net asset impairment charge related to the sale of this business of approximately $150 million in the fourth quarter.

Corporate and Other

Corporate and other items include the results of our Australia styrenics business, unallocated corporate overhead, loss on the sale of accounts receivable, unallocated foreign exchange gains and losses, losses on the early extinguishment of debt, merger associated expenses, other non-operating income and expense, minority interest, unallocated restructuring costs, and the extraordinary gain on the acquisition of a business.  In the third quarter of 2007, the total of these items was $258.6 million as compared to $44.3 million in the 2006 period.  The decrease in EBITDA from these items was primarily the result of $205.0 million in expenses incurred during the third quarter of 2007 associated with the Hexion merger, $200.0 million of which represents the fee paid to Basell in connection with the termination of our merger agreement with Basell on July 12, 2007.  Hexion funded $100.0 million of this termination fee which has been recorded as an accrued liability on the balance sheet.

Income Taxes

In the third quarter 2007, we recorded $13.5 million of income tax benefit as compared to $17.5 million of income tax benefit in the comparable period of 2006.  During the third quarter 2007, we recorded incremental non-cash tax benefits of $42.1 million resulting from valuation allowance releases of U.S. and certain Swiss net deferred tax assets, partially offset by an expense from the decrease in U.K. and German tax rates of $13.2 million.  Our effective tax benefit rate on an adjusted basis was 28% for the third quarter 2007 as compared to an effective tax benefit rate of 34% in the prior year comparable period.  We expect our full year 2007 adjusted effective tax expense rate to be approximately 5%.

Liquidity, Capital Resources and Outstanding Debt

As of September 30, 2007 we had approximately $735 million in cash and unused borrowing capacity.  Our liquidity increased during the quarter by approximately $154 million from $581 million as of June 30, 2007 primarily due to the proceeds received from the sale of our U.S. Polymers division, partially offset by $100 million of the $200 million termination fee we paid to Basell, a decrease in the borrowing capacity of our accounts receivable securitization program due to the sale of our U.S. Polymers division and other operating uses of cash.  Proceeds from the sale of our U.S. Polymers division were used to repay borrowings under our revolving loan facility and reduce outstanding amounts under our off balance sheet accounts receivable securitization facility

On November 5, 2007, we completed the sale of our U.S. Base Chemicals business.  We expect to use the net proceeds from this sale to repay debt and reduce outstanding amounts under our off balance sheet accounts receivable securitization facility.   During the fourth quarter, we expect to receive an additional $70 million in proceeds from Texas Petrochemicals, L.P. relating to the sale of our U.S. butadiene and MTBE business that was completed in June of 2006.  We expect to recognize a pre-tax gain of approximately $69 million during the fourth quarter related to the receipt of these proceeds.

For the three months ended September 30, 2007, total capital expenditures were approximately $184 million as compared to $116 million for the same period in 2006.  The increase in capital spending is primarily attributable to the spending associated with the rebuild of the Port Arthur, Texas olefins facility which total approximately $50 million in the third quarter of 2007 as compared to nil in the 2006 comparable period.  Excluding estimated 2007 capital expenditures to repair our Port Arthur, Texas olefins facility of approximately $200 million, we expect to spend approximately $550 million in capital expenditures in 2007.

Below is our outstanding debt:

	September 30,	December 31,
In millions	2007	2006
Debt: (5)
Senior Secured Credit Facilities	$1,701.0	$1,711.2
Secured Notes	294.1	294.0
Unsecured Notes	198.0	198.0
Subordinated Notes	1,283.2	1,228.3
Other Debt	236.0	213.8
Total Debt	3,712.3	3,645.3

Total Cash	150.7	263.2

Net Debt	$3,561.6	$3,382.1

Huntsman Corporation

Reconciliation of Adjustments

	EBITDA		Net Income (Loss) Available To Common Stockholders		Diluted Income (Loss) Per Share
	Three months ended September 30,		Three months ended September 30,		Three months ended September 30,
In millions, except per share amounts	2007	2006	2007	2006	2007	2006
GAAP	$7.9	$13.6	$(150.0)	$(182.3)	$(0.68)	$(0.78)
Adjustments:
Loss on accounts receivable securitization program	7.5	3.3	—	—	—	—
Loss on early extinguishment of debt	—	14.5	—	14.2	—	0.06
Other restructuring, impairment and plant closing costs	9.1	3.6	8.7	3.0	0.04	0.01
Merger associated expenses(6)	205.0	—	205.0	—	0.88	—
(Gain) loss on dispositions of assets(7)	(0.4)	(0.8)	(0.2)	0.3	(0.00)	0.00
(Income) loss from discontinued operations, net of tax(1)	(6.0)	203.4	(2.4)	242.1	(0.01)	1.04
Extraordinary loss on the acquisition of a business, net of tax(2)	—	(7.2)	—	(7.2)	—	(0.03)

Adjusted continuing operations	$223.1	$230.4	$61.1	$70.1	$0.26	$0.30

Discontinued operations	$6.0	$(203.4)	$2.4	$(242.1)	$0.01	$(1.04)
Restructuring, impairment and plant closing costs	1.1	275.1	0.7	275.1	0.00	1.18
(Gain) loss on disposition of assets	(9.6)	—	(5.7)	—	(0.02)	—
Loss on accounts receivable securitization program	4.4	1.4	—	—	—	—

Adjusted discontinued operations(1)	$1.9	$73.1	$(2.6)	$33.0	$(0.01)	$0.14

			Net Income (Loss Available) To Common Stockholders		Diluted Income (Loss) Per Share
	EBITDA
	Nine months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
In millions, except per share amounts	2007	2006	2007	2006	2007	2006
GAAP	$272.5	$794.1	$(174.3)	$149.6	$(0.79)	$0.64
Adjustments:
Loss on accounts receivable securitization program	16.5	9.2	—	—	—	—
Legal and contract settlements	6.3	(8.8)	4.4	(8.8)	0.02	(0.04)
Loss on early extinguishment of debt	1.8	14.5	1.1	14.2	0.00	0.06
Loss due to the Port Arthur outage (write off of assets)	—	9.4	—	9.4	—	0.04
Other restructuring, impairment and plant closing costs	33.5	11.3	33.3	9.9	0.14	0.04
Merger associated expenses(6)	205.0	—	205.0	—	0.88	—
Gain on dispositions of assets(7)	(2.0)	(93.2)	(2.7)	(89.3)	(0.01)	(0.38)
Loss from discontinued operations, net of tax(1)	168.3	96.3	117.0	187.3	0.50	0.80
Extraordinary loss (gain) on the acquisition of a business, net of tax(2)	6.5	(57.7)	6.5	(57.7)	0.03	(0.25)

Adjusted continuing operations	$708.4	$775.1	$190.3	$214.6	$0.82	$0.92

Discontinued operations	$(168.3)	$(96.3)	$(117.0)	$(187.3)	$(0.50)	$(0.80)
Restructuring, impairment and plant closing costs	242.2	275.0	161.4	275.0	0.70	1.18
Gain on disposition of assets	(42.3)	—	(39.4)	—	(0.17)	—
Loss on accounts receivable securitization program	6.8	3.6	—	—	—	—

Adjusted discontinued operations(1)	$38.4	$182.3	$5.0	$87.7	$0.02	$0.38

See end of press release for footnote explanations

Conference Call Information

We will hold a telephone conference to discuss our third quarter results on Friday November 9, at 10:00 a.m. ET.

Call-in number for U.S. participants:	+1 866 578 5771
Call-in number for international participants:	+1 617 213 8055
Participant access code:	53641908

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning November 9, 2007 and ending November 16, 2007.

Call-in numbers for the replay:

Within the U.S.:

+1 888 286 8010

International:	+1 617 801 6888
Access code for replay:	73485711

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  Accordingly, there can be no assurance the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

In connection with the proposed merger, the Company has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”), which definitive proxy statement has been mailed to its stockholders. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents by directing a request by mail or telephone to Huntsman Corporation Investor Relations, 500 Huntsman Way, Salt Lake City, Utah 84108, telephone: (801) 584-5700 or on the company’s website at http://www.huntsman.com.

(1)          On December 29, 2006, we completed the sale of our European petrochemicals business to SABIC.  On July 6, 2005, we completed the sale of our toluene di-isocyanate (TDI) business to BASF.   On August 1, 2007, we completed the sale of our U.S. polymers business.

(2)          On June 30, 2006, we acquired the global textile effects business of Ciba Specialty Chemicals Inc. for approximately $172.1 million.  Because the fair value of acquired current assets less liabilities assumed exceeded the acquisition price and planned restructuring costs the excess was recorded as an extraordinary gain on the acquisition of a business.  The extraordinary (loss) gain recorded during the three and nine months ended September 30, 2007 and 2006 respectively were nil, $(6.5) million, $7.2 million and $57.7 million of which taxes were not applicable.

(3)          We use EBITDA, adjusted EBITDA from continuing operations, adjusted EBITDA from discontinued operations, adjusted net income from continuing operations and adjusted net income from discontinued operations. We believe that net income (loss) available to common stockholders is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, adjusted EBITDA from continuing operations and adjusted net income from continuing operations. We believe that income (loss) from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to adjusted EBITDA from discontinued operations and adjusted net income from discontinued operations. Additional information with respect to our use of each of these financial measures follows.

EBITDA is defined as net income before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) available to common stockholders is set forth in the operating results table above.

Adjusted EBITDA from continuing operations is computed by eliminating the following from EBITDA:  gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; merger associated expenses; losses on the sale of accounts receivable to our securitization program; losses from early extinguishment of debt; extraordinary gain on the acquisition of a business; and gain on dispositions of assets.  The reconciliation of adjusted EBITDA from continuing operations to EBITDA is set forth in the reconciliation of adjustments table above.

Adjusted EBITDA from discontinued operations is computed by eliminating from income (loss) from discontinued operations: income taxes; depreciation and amortization; restructuring, impairment and plant closing (credits) costs; losses on the sale of accounts receivable to our securitization program; and loss on the sale of assets. The following table provides a reconciliation of adjusted EBITDA from discontinued operations to income (loss) from discontinued operations:

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Income (loss) from discontinued operations, net of tax	$2.4	$(242.1)	$(117.0)	$(187.3)
Income tax expense (benefit)	3.6	11.3	(72.7)	11.7
Depreciation and amortization	—	27.4	21.4	79.3
EBITDA from discontinued operations	6.0	(203.4)	$(168.3)	$(96.3)
Restructuring, impairment and plant closing costs	1.1	275.1	242.2	275.0
Gain on disposition of assets	(9.6)	—	(42.3)	—
Loss on accounts receivable securitization	4.4	1.4	6.8	3.6
Adjusted EBITDA from discontinued operations	$1.9	$73.1	$38.4	$182.3

Adjusted net income from continuing operations is computed by eliminating the after tax impact of the following from net income (loss) available to common stockholders: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; merger associated expenses; losses on the early extinguishment of debt; extraordinary gain on the acquisition of a business; and gain on dispositions of assets. The reconciliation of adjusted net income from continuing operations to net income (loss) available to common stockholders is set forth in the reconciliation of adjustments table above.

Adjusted net income from discontinued operations is computed by eliminating the after tax impact of the following from income (loss) from discontinued operations: restructuring, impairment and plant closing (credits) costs; and loss on the sale of assets.  The reconciliation of adjusted net income from discontinued operations to net income (loss) available to common stockholders is set forth in the reconciliation of adjustments table above.

(4)          On August 1, 2007 we completed the sale of the majority of the assets that comprise our Polymers segment to Flint Hills Resources.  Results from our U.S. polymers business have been classified as a discontinued operation.  Results from our Australian polymers business are now included in the Corporate and Other segment.

(5)          Excludes $416 million and $443 million of off-balance sheet financing obtained under our accounts receivable securitization program as of September 30, 2007, and December 31, 2006, respectively.

(6)          During the three months ended September 30, 2007 we incurred $205 million of expenses associated with the merger.  The expenses were comprised of a $200 million fee paid to Basell in connection with the termination of our merger agreement with Basell on July 12, 2007 of which Hexion funded $100 million and $5 million in legal and other costs.

(7)          On January 4, 2007 we sold the assets comprising our Australia polyester resin business.  For the nine months ended September 30, 2007 we recognized a net of tax gain of $4.1 million, the income tax impact of which was nil.

On November 5, 2007, we completed the sale of our Base Chemicals business to Flint Hills Resources, LLC.  During the third quarter 2007 we recognized, net of tax, an expense for the disposition of these assets of $0.2 million, the income tax benefit of which was $0.2 million.  During the nine months ended September 30, 2007 we recognized a net of tax gain related to the disposition of these assets of $2.1 million, the income tax impact of which was $0.7 million.

On June 27, 2006 we sold the assets comprising certain of our U.S. butadiene and MTBE business.  During the nine months ended September 30, 2006 we recognized a net of tax gain of $89.3 million, the income tax impact of which was $3.9 million for the sale of our U.S. butadiene and MTBE business as well as our Guelph, Ontario facility.